42 Longwater Drive
P.O. Box 9149
Norwell, MA 02061-9149

February 24, 2023

Dear Eric:

I am pleased to offer you a promotion to Executive Vice President & Chief Financial Officer, reporting to Co-Chief Executive Officer Mike Battles. This position will continue to be based out of our Norwell, MA location.

The terms set forth in this offer will become effective March 31, 2023, pending your written acceptance of this offer and signing and returning an updated a Confidentiality, Non-Solicitation and Non-Competition Agreement.

Base Salary

Your base compensation will be at the rate of $425,000.00 annually ($17,708.33 paid semi-monthly).

Annual Incentive

You will be eligible to participate in the Senior Executive Incentive Plan (“SEIP”), with a bonus opportunity of up to 80% of your base salary. The SEIP is based on achievement of individual goals set by you and goals tied to the Company’s priorities and must be agreed upon by you and your supervisor. The SEIP is subject to annual review and approval by the Executive Staff of Clean Harbors.

You will also be eligible to participate in the Company’s Management Incentive Program (“MIP”), with a bonus target opportunity of 50% of your base salary. The MIP is based on annual achievement of the Company’s Revenue, EBITDA, Free Cash Flow and Safety Total Recordable Incident Rate (TRIR) targets and is subject to annual review and approval by the Compensation Committee of the Board of Directors.

Long-Term Incentive

You will be eligible to participate in the Company’s Performance Based Restricted Stock Program, at a rate equivalent to 110% of your base salary, beginning with the 2023 plan year. The Performance Based Stock Program is based on the Company’s achievement of specific goals for EBITDA Margin % and ROIC and vests over a five-year period, subject to performance targets being met.

You will also be eligible to participate in the Company’s Time-Based Restricted Stock Program, at a rate equivalent to 30% of your base salary. The Time-Based Stock Program is designed to retain and reward key leaders in the Company, and vests over a five-year period.

These programs are subject to annual review and approval by the Compensation Committee of the Board of Directors. Details of these programs will be sent under separate cover.

Severance Agreement

Your existing Severance Agreement dated July 1, 2019, remains in full force and effect, but Severance Benefits will be increased to up to one year.

“People and Technology Creating a Safer, Cleaner Environment”

Offer Contingencies

This offer is contingent upon your review and signature of the Confidentiality, Non-Solicitation and Non-Competition Agreement that accompanies this letter.

It is mutually understood that employment with the Company is "at will" in nature, which means an employee may resign at any time and the Company may terminate employment with or without notice. It also is mutually understood that a continuing condition of your employment is your agreement to comply with the Company's Standards of Ethical Professional Conduct and with other various Company policies and procedures which may be adopted from time to time.

Please sign below, indicating that you have reviewed this offer and accept the provisions as stated. If you have any questions, please feel free to contact me at 781.792.5000.

We believe that the quality of our employees will define our future. As such, we select employees who have outstanding abilities and potential for continued success. I look forward to your ongoing contribution and level of expertise.

Sincerely,

/s/ Melkeya McDuffie
Melkeya McDuffie
Executive Vice President, Human Resources

/s/ Eric J. Dugas	February 27, 2023
Eric Dugas	Date

I have reviewed this offer of "At Will Employment." I accept the provisions as stated, and I understand and agree that my acceptance does not create and shall not be considered nor construed as an employment contract with Clean Harbors.

“People and Technology Creating a Safer, Cleaner Environment”